Exhibit 10.1

STOCK PURCHASE AGREEMENT

                THIS STOCK PURCHASE AGREEMENT is made effective as of October 1, 2005, by and among the parties listed below:

SELLER:		The Wing Sail Company
A Texas corporation
14707 Le Grande Dr.
Addison, TX 75001
Telephone No: (972) 948-8355
Facsimile No: (484) 993-1713

With a copy to:		Benton Barton, Esq.
Hall & Evans, LLC
1125 Seventeenth Street, Suite 600
Denver, Colorado 80202
Telephone No: 303 628 3300
Facsimile No: 303 628 3368

BUYER:		EARTH BIOFUELS, INC.
a Delaware corporation
	Address:	c/o Mr. Tommy Johnson
3001 Knox
Suite 407
Dallas, Texas 75205
	Telephone:	(214) 389-9800
	Facsimile No.:	(214) 389-9806

With a copy to:		George Lowrance
Chappell, Hill & Lowrance, L.L.P.
2501 Parkview, Suite 220
Fort Worth, Texas 76102
Telephone No.: (817) 332-1800
Facsimile No.: (817) 332-1956

RECITALS

WHEREAS, The Wing Sail Company (“Wing Sail” or “Seller”) is a corporation organized under the laws of the State of Texas; and

WHEREAS, Wing Sail has elected to do business under the assumed name, “Distribution Drive” (“Distribution Drive”); and

WHEREAS, Peter Bell (“Bell”), a citizen of the State of Texas and with a legal address at 14707 Le Grande Dr., Addison, TX 75001 owns 100% of the total issued and outstanding shares of stock in Wing Sail (the “Stock”); and

WHEREAS, Earth Biofuels, Inc. ““EBOF” or “Buyer”), doing business is a corporation organized under the laws of the State of Delaware; and

WHEREAS, Buyer wishes to acquire the Stock and Seller wishes to sell the Stock (hereinafter, Buyer and Seller may be referred to jointly as the “Parties”).

NOW, THEREFORE, subject to the terms and conditions herein expressed, the Parties agree as follows:

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.                                      AGREEMENT FOR PURCHASE AND SALE OF STOCK.

1.1          Purchase and Sale of Stock.  Upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell to Buyer, and Buyer shall purchase from Seller  the Stock for an aggregate purchase price  equal to Two Million shares (2,000,000) shares of common stock in Buyer (the “Buyer Shares”) subject to Rule 144 of the Securities Act of 1934 and which shares shall constitute the purchase price (the “Base Price”), which Base Price is subject to adjustment at Closing as provided in Section 1.3(a) hereof and after Closing as provided in Section 1.3(b) hereof. (The buyer contemplates a forward split of shares. It is agreed that at the time of issuance, if after the forward split, the Buyer shall issue Twelve Million shares (12,000,000) and subject to Section 2.1 hereof.)

(a)           The Seller shall sell, assign, transfer and deliver to Buyer the Stock representing 100% of the outstanding common stock of Seller and shall represent to Buyer that there are no additional shares of stock in Seller of any nature or of any category and shall deliver the certificates representing such Stock accompanied by stock powers duly executed in blank; and

(b)           Buyer shall accept and purchase the Stock from the Seller and in payment thereof shall deliver to the Seller the Buyer Shares, as may be herein adjusted in Section 1.3(a) hereof and by Section 1.3(b) hereof.

1.2          Deliveries at the Closing.  Subject to the conditions set forth in this Agreement, at the Closing:

(a)           The Seller shall deliver to Buyer (i) certificates representing the Stock bearing the restrictive legend customarily placed on securities that have not been registered under applicable federal and state securities laws and accompanied by stock powers as required by Section 1.1(a) hereof, and any other documents that are necessary to transfer to Buyer good title to all the Stock, and (ii) all opinions, certificates, and other instruments and documents required to be delivered by the Seller at or prior to the Closing or otherwise required in connection herewith;

(b)              Buyer shall deliver to Seller (i) certificates representing the Buyer Shares and accompanied by stock powers as required by Section 1.1(b) hereof, and any other documents that are necessary to transfer to Seller good title to all the Buyer Shares, and (ii) all opinions, certificates, and other instruments and documents required to be delivered by Buyer at or prior to the Closing or otherwise required in connection herewith;

1.3          Net Worth Adjustment.  (a) If the Closing date is on or before the fifteenth (15th) of any month, as soon as practicable after the Closing date, but, in no event, more than five (5) days after the Closing, the Seller shall deliver to Buyer a balance sheet of Wing Sail (the “Closing Date Balance Sheet”) dated as of the last day of the month immediately preceding the Closing date, and if the Closing date is after the fifteenth (15th) of any month, as soon as practicable after the Closing, but, in no event after the third (3rd) Business Day, as that term is hereinafter defined, of the first month after the Closing, the Seller shall deliver to Buyer a Closing Date Balance Sheet dated as of the last day of the month in which the Closing occurred. The Closing Date Balance Sheet shall be prepared in good faith on the same basis and in accordance with the accounting principles, methods and practices used in preparing Wing Sail’s financial statements, financial reports and statements of financial condition, which shall include the audited balance sheet of Wing Sail as of December 31, 2004 and the related statements of income, stockholders’ equity and cash flow for the fiscal year ended December 31, 2004, together with the notes thereto, in each case examined by and accompanied by the report of independent certified public accountants and the audited balance sheet of Wing Sail as of September 30, 2005 and the related statements of income, stockholders’ equity and cash flow for the period ended September 30, 2005, together with the notes thereto, in each case examined by and accompanied by the report of independent certified public accountants (All of the foregoing financial statements, including the notes thereto, being referred to herein collectively as the “Wing Sail Financial Statements”). The preparation and presentment of the Wing Sail Financial Statements  shall be subject to the modifications, adjustments and exceptions to such accounting principles, methods and practices as may be agreed upon by the parties within five (5) days hereof (or such other number of days as the parties shall agree upon) and set forth in Schedule 1.3(a) hereto. Seller does hereby specifically represent, warrant and pledge to Buyer that the Wing Sail Financial Statements do not fail to clearly indicate any or all debts, obligations, liabilities or other potential claims, either known or reasonably expected, against Wing Sail including, but not limited to, claims for taxes, environmental spills or remediations, debts, employee matters or legal actions.  In the event that Wing Sail shall not have completed its audit for the period ending September 30, 2005 in time for it to be included in the Closing Date Balance Sheet, Seller shall deliver Wing Sail’s audit for the period ending September 30, 2005 to Buyer not later than January 2, 2006 (the “January Delivery”). In the event that Seller shall, for any reason, fail to make the January Delivery, Buyer shall have the right to thereafter cause the audit to be performed and Seller shall promptly reimburse Buyer for the costs, fees and expenses of such audit. In the event of a January Delivery, the Closing Date Balance Sheet, inclusive of the data and reports included in the January Delivery, shall be delivered to Buyer not later than January 2, 2006.

(b)           Within ten (10) days after delivery of the Closing Date Balance Sheet, (i) Buyer (the “Reviewer”) shall audit or otherwise review the Closing Date Balance Sheet in such manner as it deems appropriate, and (ii) Buyer shall deliver such reviewed balance sheet (the “Reviewed Balance Sheet”), together with the Reviewer’s reports thereon, to Seller. The Reviewed Balance Sheet (x) shall be prepared on the same basis and in accordance with United States GAAP and (y) shall include a schedule clearly showing any adjustments to the net worth or obligations of Wing Sail.

(c)           Seller shall have a period of five (5) days after the delivery to the Seller of the Reviewed Balance Sheet to present in writing to Buyer all objections that it may have to the matters set forth or reflected therein, which objections shall be set forth in reasonable detail. If no objections are raised within such 5 day period, the Reviewed Balance Sheets shall be conclusively deemed to have been accepted by the Seller and a supplemental closing (the “Supplemental Closing”) shall take place within five (5) Business Days following the expiration of the 5 day period.

(d)           If Seller shall raise any objection within the 5 day period, Buyer and the Seller shall attempt to resolve the dispute and, if resolved, the Supplemental Closing shall take place within five (5) Business Days following such resolution.

(e)           If such dispute cannot be resolved within ten (10) days after the delivery of the Reviewed Balance Sheets, then the specific matters in dispute shall be submitted to a firm of independent public accountants mutually acceptable to the Parties, whose determination shall be conclusive and shall be final. The fees and expenses of any such independent public accountant shall be borne equally by Buyer and by Seller.

(f)            Buyer and Seller agree to cooperate with one another and with one another’s authorized representatives and with any accounting firm selected pursuant to Section 1.3(e) hereof in order that any and all matters in dispute shall be resolved as soon as practicable.

(g)           If the net worth of Wing Sail as shown on the Reviewed Balance Sheet as finally determined through the operation of Sections 1.3 (a) through (e) hereof (such amount being referred to herein as the “Final Net Worth”) shall be less than the required net worth (the “Required Net Worth”) in Section 1.4 (the amount of any such deficiency being referred to herein as the “Net Worth Deficiency”) the Buyer shall issue to Seller the adjusted amount.

(h)           “Net Worth” computed in connection with the Closing Date Balance Sheet and the Reviewed Balance Sheet shall mean the amount by which the total assets exceed the total liabilities reflected, in each case, on the balance sheet of Wing Sail comprising the Closing Date Balance Sheet or the Reviewed Balance Sheet, as the case may be.

(i)            Except as disclosed on Schedule 1.3(i) hereto, which shall be delivered to Buyer within five (5) days of this Agreement, at the Closing there shall be no inter-company payables or inter-company receivables due and/or owing between the Seller, Bell, any company, corporation, partnership or other entity owned (more than 25%) or controlled by Bell (either directly or indirectly, either for his own account or for the account of others, either directly or in trust), or between or among any one, or more of them, and any third party, other than those incurred in the ordinary course of business and generally disclosed in Wing Sail’s audited financial statements.

1.4          Net Worth of Wing Sail.  The Net Worth of Wing Sail, as determined in accordance with Section 1.3 hereof, shall not be less than $                 .

1.5          Liabilities Excluded.  Except as expressly set forth on Schedule 1.5 herein, or as have been clearly and fully disclosed on the Wing Sail Financial Statements, Buyer is not assuming any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) of Seller (each individually referred to herein as a “Liability”), including, without limitation: any Liability in respect of any employees or former employees of Wing Sail; any Liability of Wing Sail in respect of any tax; any Liability or obligation of Wing Sail arising out of any environmental law, rule or regulation; any indebtedness of Seller or of Wing Sail; or any Liability of Wing Sail under any contract other than the Assumed Leases and Contracts (as defined herein below).

2.                                      CLOSING

2.1          Closing and Preparation Therefor.  The closing of the transaction contemplated by this Agreement (“Closing”) shall be transacted on the date five (5) days after all conditions set forth in Sections 4.2 and 4.3 have been satisfied or waived, or such other date as may be mutually agreed to by Seller and Buyer,  but, in no event, after November       , 2005 (“the “Closing Date”) and shall occur at the offices of Buyer at 3001 Knox Avenue, Suite 403, Dallas, Texas or such other location as the Parties may agree.

2.2          Closing Obligations of Buyer.  At or before the Closing, Buyer shall deliver to Seller the following:

(a)           The Buyer Shares determined under Section 1.1.

(b)           A certified resolution of the board of directors of Buyer authorizing or ratifying the execution, delivery and performance of this Agreement and all related instruments, duly certified by the secretary of Buyer.

(c)         A settlement statement, for execution by the parties, reflecting the Base Price, including any fees and prorations determined pursuant to Section 2.6 below, together with the supporting schedules and other information utilized in the computation of the Base Price and any adjustments to the Base Price as determined pursuant to Section 1.3 above.

(d)           Such other documents as Seller’s counsel may reasonably request to evidence Buyer’s compliance with the terms hereof.

2.3          Closing Obligations of Seller.  At or before the Closing, Seller shall deliver to Buyer the following:

(a)           The Stock.

(b)           Certified resolutions of the board of directors of the Seller authorizing or ratifying the execution, delivery and performance of this Agreement and all related instruments.

(c)           Certificates of clearance from the taxing authority of Dallas County, and the City of Grand Prairie, as applicable, dated within a reasonable period prior to the Closing Date addressed to Wing Sail, verifying the timely filing of and required transaction privilege, sales, and/or use tax, income tax and unemployment and withholding tax returns by Wing Sail, and payment by Wing Sail of all amounts due.

(d)           A Certificate from the Texas Secretary of State confirming that Wing Sail is a corporation in good standing dated within five (5) Business Days prior to the Closing Date. For purposes of this Agreement, “Business Days” shall mean any day during which the Citibank, NA office at 53rd and Park Avenue, New York, New York is open for business.

(e)           The Assignment of Leases and Contracts as reflected on Schedule 5.1(j) hereto, executed by Seller, along with the applicable vendor and lessor consents to such assignments.

(f)            Releases of any liens or encumbrances against any of the Stock, or the assets of Wing Sail, other than any expressly permitted by this Agreement.

(g)           Copies of letters from Seller to all vendors and suppliers advising them of the sale, which letters will be mailed by Seller promptly following the Closing to all of their vendors and suppliers.

(h)           Such other documents as Buyer’s counsel may reasonably request to evidence of compliance with the terms hereof.

2.4          Prepaid Expenses/Prorations/Fees.  Each of the following shall be prorated based upon the applicable number of calendar days prior to, and on and following the Closing Date and based on a 365 day year: (a) personal property taxes levied or assessed against Wing Sail, (b) utility charges for electricity, water, gas and telephones, (c) equipment rent or service contract expense on any Assumed Leases and Contracts, and (d) other ordinary or necessary operating expenses (prepaid or currently due).  The Buyer Shares due to Seller, each share of which shall, for purposes of this Section 2.4, be valued at $0.67 per share, shall be adjusted for the total prorations calculated above and Buyer shall thereafter be responsible for the full payment of all such prorated expenses, taxes and fees.  All parties to this Agreement shall bear their own attorneys’ fees and related costs incurred in connection with this transaction.

2.5          Risk of Loss.  Pending the Closing, Seller shall bear all risk of loss, damage or destruction.  In the event of any material loss, damage or destruction prior to the Closing, which cannot be repaired prior to the Closing, Buyer may, in the exercise of its sole judgment (a) collect the insurance proceeds due from any such loss, damage or destruction and reduce the Purchase Price by the amount of the uninsured portion; (b) declare the Agreement to be null and void; or (c) waive the loss, damage or destruction and accept the assets of Wing Sail in an “as is, how is, where is” condition.

3.                                      OTHER AGREEMENTS

3.1          Access to Records.  Upon the mutual execution of this Agreement, Seller shall give Buyer, its counsel, accountants, lenders, and other designated agents full access, at reasonable times and on reasonable notice but without any unreasonable disruption to Wing Sail’s business, to all records pertaining to Wing Sail, and to the Assumed Leases and Contracts.

3.2          Conduct of Business.  Seller, from date of execution hereof through the Closing Date, (a) will not enter into any equipment lease, operating service contract, or other long term agreement affecting its businesses, which would become an obligation of Buyer, without the prior written consent of Buyer, (b) shall not acquire or dispose of any fixtures or equipment, nor acquire inventory greater than the level normally carried without the prior written consent of Buyer, (c) shall maintain insurance on the assets and operations of the businesses in amounts and with coverage at least as great as the amounts and coverage maintained by Wing Sail over an historic period and not less than other affiliated operations of Seller or Bell, (d) shall not create or suffer to be created any mortgage, lien, charge or encumbrance of any kind with respect to the assets of the business or the business, itself, which will not either be discharged prior to or at Closing or will not be assumed by Buyer hereunder, (e) shall not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any contract, commitment or obligation for which Buyer would be liable or which would materially and adversely affect the business of Wing Sail, and (f) shall take no action which would have a materially adverse effect on the existence or operation of the business.  Seller will not take or permit any action to be taken which would result in any representation or warranty of Seller or Wing Sail herein becoming untrue or incorrect in any material respect.

3.3          Seller’s Business Wind Down.  For a period of up to sixty (60) days following the Closing, Buyer shall provide Seller, at no charge, access during normal business hours to an office to work from, and telephone service in order to allow for Seller’s final closing of the books of Wing Sail.  Buyer shall not be responsible to provide Seller with computer access, or for the collection of any of Seller’s outstanding receivables or any other of Seller’s business wind down matters but agrees to promptly turn over to Seller the proceeds of all such outstanding receivables as may be collected by Buyer in the normal course of its business and that is due to Seller. Seller agrees to indemnify Buyer against any and all Claims of any nature whatsoever related to or arising from their assistance herein, and shall not disrupt their normal conduct of their business.

4.                                      CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS TO CLOSE

4.1          Asset List.  No later than five (5) days prior to the Closing, Seller shall furnish to Buyer current lists of the assets of Wing Sail including, where possible, manufacturers’ names, models and serial numbers.  Such lists shall be updated and provided to Buyer five (5) days prior to the Closing Date.

4.2          Contingencies of Buyer.  Buyer’s obligation to purchase the Stock and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part, in writing).

(a)           Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of the Seller shall be true and correct on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of the Seller required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material regards as of the Closing. At the Closing, Buyer shall receive a certificate, dated the Closing date and duly executed by the Seller and the chief financial officer of Wing Sail to the effect that the conditions set forth in this Section 4.2(a) have been satisfied excerpt as specified in such certificate

(b)           Authorizations; Consents.  (i) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Wing Sail. (ii) All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained.

(c)           Absence of Litigation.  No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby; or (ii) would impose any limitation on the ability of Buyer effectively to exercise full rights of ownership of the Stock. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning and validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which Buyer, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

(d)           Buyer’s Investigation.  For a period ending at 12:00 o’clock midnight (central standard time) on the fifth (5th) day following the execution of this Agreement (the “Inspection Period”), Buyer may cancel this Agreement for any reason whatsoever, in Buyer’s sole and absolute discretion.  However, until Buyer cancels, Buyer will proceed in good faith with Buyer’s preliminary investigatory steps with respect to this transaction.  Unless Buyer gives written notice of cancellation to Seller prior to the expiration of the Inspection Period, then Buyer will be deemed to have elected not to cancel the Agreement under this provision.

(e)           No Material Adverse Effect.  During the period from October 15, 2005 to the Closing, there shall not have been any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of Wing Sail. For purposes of this Agreement, “Material Adverse Effect” shall mean any change in, or effect on Buyer or Wing Sail (including the businesses thereof) which is, or reasonably could be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of such of Wing Sail or of Buyer.

(f)            Completion of Due Diligence.  Buyer shall have completed its due diligence examination of Wing Sail and the results of such examinations, including, if then completed, any Phase I or Phase II environmental audits of Wing Sail, shall be satisfactory to Buyer. Any Phase I or Phase II environmental audits may be completed not later than the Supplemental Closing Date.

(g)           Board Approval.  The Board of Directors of Buyer shall have approved the consummation of all of the transactions contemplated by this Agreement.

(h)           Certificates.  The Seller and Wing Sail shall have furnished Buyer with such certificates of its officers and others as Buyer may reasonably request to evidence compliance with all of the conditions set forth in this Section 4.2.

(i)            Legal Matters.  All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller or of Wing Sail under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Seller or of Wing Sail in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Buyer.

(j)            Schedules.  Wing Sail and the Seller shall have delivered to Buyer all schedules referred to in this Agreement and required to be delivered by the Seller or Wing Sail and such schedules shall be acceptable in form and substance to Buyer.

(k)           Net Worth of Wing Sail.  The Net Worth of Wing Sail shall be not less than $                           .

4.3          Contingencies of Seller.  Seller’s obligation to sell the Stock and to take the other actions required to be taken by Seller and Wing Sail at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing).

(a)           Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of Buyer shall be true and correct on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material regards as of the Closing. At the Closing, Seller shall receive a certificate, dated the Closing date and duly executed by the chairman and the chief financial officer of Buyer to the effect that the conditions set forth in this Section 4.3(a) have been satisfied except as specified in such certificate.

(b)           Authorizations; Consents.  (i) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer. (ii) All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained.

(c)           Absence of Litigation.  No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby; or (ii) would impose any limitation on the ability of Seller effectively to exercise full rights of ownership of the Buyer Shares. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning and validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which Seller, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

(d)           Certificates.  Buyer shall have furnished the Seller with such certificates of its officers and others as the Seller may reasonably request to evidence compliance with all of the conditions set forth in this Section 4.3.

(e)           Legal Matters.  All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Buyer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Buyer in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Seller.

(f)            No Material Adverse Effect.  During the period from October 15, 2005 to the Closing, there shall not have been any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of Buyer.

(g)           Board Approval.  The Board of Directors of Seller shall have approved the consummation of all of the transactions contemplated by this Agreement.

(h)           Schedules.  Buyer shall have delivered to the Seller all schedules referred to in this Agreement and required to be delivered by Buyer and such schedules shall be acceptable in form and substance to the Seller.

5.                                      REPRESENTATIONS AND WARRANTIES

5.1          Warranties and Representations of Seller.  In order to induce Buyer to enter into this Agreement, Seller warrants and represents to Buyer that each of the following representations and warranties are materially true as of the date of this Agreement and will be materially true on and as of the Closing Date:

(a)           Organization and Licensing.  Wing Sail is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has the power to own, lease and use the properties used in its businesses and to carry on its businesses as now being conducted. Wing Sail is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except to the extent that any variation or failure thereof shall not be material in its effect.  Schedule 5.1(a) lists (a) the states and other jurisdictions where Wing Sail is so qualified; and (ii) the assumed names under which Wing Sail conducts business or has conducted business during the past five (5) years. Seller has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform, or to cause Wing Sail to perform, its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Seller have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller and Wing Sail, enforceable against them in accordance with its terms.  All permits, licenses and certificates required by any governmental agency or body having jurisdiction over Seller or Wing Sail or their operations, are now and will be current and valid as of the date of Closing. Seller previously delivered or made available to Buyer complete and correct copies of its articles of incorporation or documents of formation, bylaws and other corporate and membership documents as amended and presently in effect.

(b)           Subsidiaries.  Wing Sail has no subsidiaries.

(c)           Capitalization.  The authorized stock of Seller and the number of shares of capital stock that are issued and outstanding is set forth in Schedule 5.1(c) hereto. The shares listed on Schedule 5.1(c) hereto constitute all the issued and outstanding shares of capital stock of Seller and have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law and no personal liability attached to the ownership thereof. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of Seller, or any securities convertible into, or other rights to acquire, any shares of capital stock of Seller; or (ii) obligates Seller to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights, except as provided in this Agreement. Seller has not agreed to register any securities under the Securities Act.

(d)           Approvals; Consents.  Except as set forth on Schedule 5.1(d) hereto, no permits or approval of, or notice to any governmental, administrative or judicial authority is necessary to be obtained or made by Wing Sail to enable Wing Sail to continue to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is in all material respects consistent with that in which they are currently conducted except for the renewal of any permits in the ordinary course of business (the renewal of which is purely administrative in nature and does not call for a discretionary review by any granting authority) and for which Seller has no reason to believe will not be routinely renewed.

(e)           Financial Statements.  Except as otherwise indicated below, attached as Schedule 5.1(f) are true and complete copies of:

(i) the audited balance sheets of Wing Sail as of December 31, 2004 and the related statements of income, stockholders’ equity and cash flow for the calendar year ended December 31, 2004, together with the notes thereto, in each case examined by and accompanied by the report of independent certified public accountants; and (ii) the audited balance sheets of Wing Sail as of September 30, 2005 and the related statements of income, stockholders’ equity and cash flow for the period ended September 30, 2005, together with the notes thereto, in each case examined by and accompanied by the report of independent certified public accountants (the Wing Sail Financial Statements, as previously defined in Section 1.3 hereinabove). Notwithstanding the foregoing, in the event that Seller has not completed its audit for the period ending September 30, 2005, Seller shall hereafter deliver such audit in accordance with the terms of Section 1.4(a) hereto.

The Wing Sail Financial Statements are in accordance with the books and records of Wing Sail, fairly present the consolidated financial positions and results of operations of Wing Sail as of the dates and for the periods indicated, are stated in conformity with GAAP, consistently applied, except as otherwise clearly and conspicuously stated, and can be legitimately reconciled with the financial statements and with the financial records maintained and the accounting methods applied by Wing Sail for federal income tax purposes. The statements of income included in the Wing Sail Financial Statements do not contain any items of special or non-recurring income except as expressly specified therein, and the balance sheets included in the Wing Sail Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets except as otherwise clearly and conspicuously stated therein. The books and accounts of Wing Sail are complete and correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the businesses of Wing Sail consistent with prior practices of Wing Sail, including past accounting treatments utilized by Wing Sail.

(f)            Absence of Undisclosed Liabilities.  Wing Sail has no liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise), including, without limitation, any unfunded obligation under employee benefits plans or arrangements as described in Section 5.1(e) or liabilities for Taxes (as defined in Section 5.1(i) hereof), except for (i) liabilities reflected or reserved against in Wing Sail’s most recent financial statements provided to Buyer; (ii) current liabilities incurred in the ordinary course of business and consistent with past practice after the date of the Closing Date Balance Sheets which, individually and in the aggregate, do not have and cannot reasonably be expected to have a Material Adverse Effect; and (iii) liabilities exposed in Schedule 5.1(g) hereto.

(g)           Absence of Material Adverse Effect; Conduct of Business.  (a) Since October 15, 2005, except as set forth on Schedule 5.1(h) hereto, Wing Sail has operated in the ordinary course of business consistent with past practice and there has not been:

(i) any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of Wing Sail and, to the knowledge of the Seller, no factor, event, condition, circumstance or prospective development exists which could reasonably be expected to have a Material Adverse Effect;

(ii) any material loss, damage, destruction or other casualty to the property or other assets of Wing Sail, whether or not covered by insurance;

(iii) any change in any method of accounting or accounting practice of either of Wing Sail; or

(iv) any loss of the employment, services or benefits of any key employee of Wing Sail.

(b)                                 Since October 15, 2005, except as set forth in Schedule 5.1(h)(b) hereto, Wing Sail has not:

(i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(ii) mortgaged, pledged or subjected to any lien any of its property or other assets except in the ordinary course of business, and except for mechanics and materialmen’s liens and liens for taxes not yet due and payable;

(iii) sold or transferred any assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

(iv) defaulted on any material obligation;

(v) entered into any material transaction, except in the ordinary course of business consistent with past practice;

(vi) written down the value of any inventory or written off as uncollectible any accounts receivable or any portion thereof not reflected in the Wing Sail Financial Statements except in the ordinary course of business;

(vii) granted any increase in the compensation or benefits of employees other than the increases in accordance with past practice not exceeding 10% or entered into any employment or severance agreement or arrangement with any of them;

(viii) incurred any obligation or liability to any employee for the payment of severance benefits of more than $1,000; or

(ix) entered into any agreement or made any commitment to do any of the foregoing.

(h)           Taxes.  Wing Sail and, for any period during all or part of which, the tax liability of any other corporation or entity was determined on a combined or consolidated basis with Wing Sail, any such other corporation or entity, have filed timely all federal, state, local and foreign tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) currently reflecting the Taxes (as defined below) and all other information required to be reported thereon, and have paid, or made adequate provision for the payment of, all Taxes which are due pursuant to such returns or are pursuant to any assessments received by Wing Sail or any such other corporation or entity. As used herein, “Taxes” shall mean all taxes, fees levies or other assessments, including but not limited to income, excise, property (including property taxes paid by Wing Sail pursuant to any lease), sales, franchise, withholding, social security and unemployment taxes imposed by the United States, or any state, county, local or foreign government, or any subdivision or agency thereof, or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments. Copies of all tax returns for each fiscal year since the formation of Wing Sail have been furnished or made available to Buyer or to its representatives and such copies are accurate and complete as of the date thereof.  Wing Sail has also furnished or made available to Buyer or its representatives correct and complete copies of all notices and correspondence sent or received since the formation of Wing Sail by Wing Sail to or from any federal, state or local tax authorities. Wing Sail has adequately reserved for the payment of all Taxes with respect to periods ended on, prior to or through the date of the Wing Sail Balance Sheet for which tax returns have not yet been filed. In the ordinary course, Wing Sail makes adequate provision on its books for the payment of all Taxes (including for the current fiscal period) owed by Wing Sail. Except to the extent reserves therefore are reflected on the Wing Sail Balance Sheet, Wing Sail is not liable or will not become liable, for any Taxes for any period ending on, prior to or through the dates of the Wing Sail Balance Sheets. Except as disclosed on Schedule 5.1(i), Wing Sail has not been subject to a federal or state tax audit of any kind and no adjustment has been proposed by the Internal Revenue Service (“IRS”) with respect to any return for any subsequent year. With respect to the audits referred to on Schedule 5.1(i) hereto, no such audit has resulted in an adjustment in excess of $25,000. Seller knows of no basis for an assertion of a deficiency for Taxes against Wing Sail.

(i)            Assumed Leases and Contracts.  Schedule 5.1(j) hereto contains a true and complete copy of all leases and all contracts, of any nature whatsoever that are in force and in full effect as of the date of this Agreement and that shall be in force and full effect as of the date of the Closing and that are to be assumed by Buyer. Seller has, or will prior to the Closing, notified each party to each such Assumed Lease or Contract and has secured the written permission, authority or consent for Buyer, on the same terms and subject to the same conditions as Seller to assume all such Assumed Leases and Contracts. Each Assumed Lease and Contract is valid and enforceable in accordance with its terms; is not now, and will not be at Closing, in default; is current in all respects, and no facts have occurred that either create a default, or with the giving of notice or the passage of time, or both, would constitute a default.  Seller has not received notice of any claim from the vendors or lessors with respect to any of the Assumed Leases and Contracts.

Any lease or contract not reflected on Schedule 5.1(j) shall not be assumed by Buyer and Seller agrees to indemnify and hold Buyer harmless from all causes of action of any nature, including the costs of defense and reasonable attorney fees, that may arise out of Buyer’s rejection or failure to perform according to any such non-assumed lease or contract.

(j)            Legal Matters.  (a) Except as set forth on Schedule 5.1(k) hereto, Seller is not subject to any judgment, decree, writ, injunction ruling or order (collectively, “Judgments”) of any governmental, administrative or judicial authority, domestic or foreign. Schedule 5.1(k) identifies each Judgment disclosed thereon, each of which is fully covered by an insurance policy and Seller hereby represents and warrants to Buyer it shall be financially responsible for the full satisfaction of any such Judgment, including costs of defense and costs of court and attorney fees, to the extent that (i) any such Judgment, including costs of defense and costs of court including attorney fees, is not covered by insurance; and (ii) to the extent that any such Judgment, including costs of defense and costs of court and attorney fees, is not fully satisfied by insurance proceeds.

(i)                                     The businesses of Wing Sail are being conducted in compliance with all laws, ordinances, codes, rules, regulations, standards, judgments and other requirements of all governmental, administrative or judicial entities (collectively, “Legal Requirements”) applicable to Wing Sail or any of its businesses or properties, except for where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect. Wing Sail holds, and is in compliance with, all franchises, licenses, permits, registrations, certificates, consents, approvals or authorizations (collectively, “Permits”) required by all applicable Legal Requirements.

(ii)                                  Wing Sail owns or holds all Permits material to the conduct of its business. No event has occurred and is continuing which permits, or after notice or the lapse of time, or both, would permit, any modification or termination of any Permit.

(l)            Property.  (i) Schedule 5.1(l) hereto is a list of all real property owned by or leased to Wing Sail (including all real property owned by or leased to the Seller and used in the businesses of Wing Sail) and of all options or other contracts to acquire any such interest (collectively, the “Real Property”). All improvements to the Real Property

(“Improvements”) and all machinery, equipment and other tangible property owned or leased to or by Wing Sail are fit for the particular purposes for which they are used by Wing Sail, subject only to normal wear and tear. Such tangible properties and all Improvements owned or leased by Wing Sail conform in all material respects with all applicable laws, ordinances, rules and regulations and other Legal Requirements and such Improvements do not encroach in any respect in property of others.

(ii)                                The Real Property is zoned to permit the conduct of the respective businesses of Wing Sail as presently conducted and a Certificate of Occupancy or other similar governmental authority to conduct its business has been issued and is in good standing by Wing Sail to conduct their businesses on all or any part of their Real Property.

(m)          Inventories.  The values at which inventories are carried on the Wing Sail Balance Sheets reflect the normal inventory valuation policies of Wing Sail.

(n)           Contracts, Etc.  As used in this Agreement, the term “Company Agreements” shall mean all mortgages, indenture notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, binding or non-binding (including all leases and other agreements referred to on Schedule 5.1(l) hereto) to which Wing Sail is a party or by which Wing Sail or any of its properties may be bound or affected, including all amendments, modifications, extensions or renewals of any of the foregoing. Set forth on Schedule 5.1(n) is a complete and accurate list of each Company Agreement which is material to the business, operations, assets, condition (financial or otherwise) or prospects of Wing Sail and involves more than $25,000 over the life of such Company Agreement. True and correct copies of all Company Agreements have been provided to Buyer and an accurate, complete and written description of all such verbal Company Agreements has been submitted to Buyer. To the knowledge of Wing Sail and of the Seller, Wing Sail is not in breach of or default under any of the Company Agreements and no event has occurred which (after notice or lapse of time, or both) would become a default or breach under, or would permit modification, cancellation, acceleration, or termination of, any Company Agreement, or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Wing Sail.

(o)           Transactions with Insiders.  Except as set forth on Schedule 5.1(o), since January 1, 2003 there have been no transactions between Seller and any Insider. For purposes of this Agreement:

(a)           “Insider” shall mean the Seller, any director, partner or officer of Seller or of any other company, limited liability company, partnership or joint venture owned 25% or more by the Seller and/or any Affiliate, Associate or Relative of any of the foregoing persons;

(b)           the term “Associate” used to indicate a relationship with any person means (A) any corporation, partnership, joint venture or other entity of which such person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 25% or more of (1) any class or type of equity securities or of other profits or interests; or (2) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (B) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity.

(c)           A “Relative” of a person shall mean such person’s spouse, such person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such person.

(p)           Disclosure.  Neither Seller, nor anyone acting with its knowledge and on its behalf has made any material misrepresentation to Buyer relating to Wing Sail or the Stock and Seller has not omitted to state to Buyer any material fact relating to Wing Sail or the Stock which is necessary in order to make the information given by or on behalf of the Seller to Buyer not misleading or which if disclosed would reasonably affect the decision of a person considering the acquisition of the Stock.

5.2          Warranties and Representations of Buyer.  In order to induce Seller to enter into this Agreement, Buyer covenants, warrants and represents to Seller that each of the following representations and warranties is true as of the date of this Agreement and will be true on and as of the Closing Date.

(a)           Organization and Licensing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the power to own, lease and use the properties used in its businesses and to carry on its businesses as now being conducted. It is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except to the extent that any variation or failure thereof shall not be material in its effect.  Schedule 5.2(a) lists (a) the states and other jurisdictions where Buyer is so qualified; and (ii) the assumed names under which it conducts business or has conducted business during the past five (5) years. Buyer has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Buyer have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against it in accordance with its terms.  All permits, licenses and certificates required by any governmental agency or body having jurisdiction over Buyer and its operations, are now and will be current and valid as of the date of Closing. Buyer has previously delivered or made available to Seller complete and correct copies of their articles of incorporation or documents of formation, bylaws and other corporate documents as amended and presently in effect.

(b)           Approvals; Consents.  Except as set forth on Schedule 5.2(b) hereto, no permits or approval of, or notice to any governmental, administrative or judicial authority is necessary to be obtained or made by Buyer to enable it to continue to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is in all material respects consistent with that in which they are currently conducted except for the renewal of any permits in the ordinary course of business (the renewal of which is purely administrative in nature and does not call for a discretionary review by any granting authority) and for which Buyer has no reason to believe will not be routinely renewed.

(c)           Financial Statements.  Except as otherwise indicated below, attached as Schedule 5.2(c) are true and complete copies of:

(i) the audited balance sheets of Buyer as of December 31, 2004 and the related statements of income, stockholders’ equity and cash flow for the fiscal year ended December 31, 2004, together with the notes thereto, in each case examined by and accompanied by the report of independent certified public accountants (the “Buyer Financial Statements”).

(ii) The Buyer Financial Statements are in accordance with the books and records of Buyer, fairly present the consolidated financial positions and results of operations of Buyer as of the dates and for the periods indicated, are stated in conformity with GAAP, consistently applied, except as otherwise clearly and conspicuously stated, and can be legitimately reconciled with the financial statements and with the financial records maintained and the accounting methods applied by Buyer for federal income tax purposes. The statements of income included in the Buyer Financial Statements do not contain any items of special or non-recurring income except as expressly specified therein, and the balance sheets included in the Buyer Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets except as otherwise clearly and conspicuously stated therein. The books and accounts of Buyer are complete and correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the businesses of Buyer consistent with prior practices of Buyer, including past accounting treatments utilized by Buyer.

(d)           Absence of Undisclosed Liabilities.  Buyer has no liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise), including, without limitation, any unfunded obligation under employee benefits plans or arrangements or liabilities for Buyer Taxes (as defined in Section 5.2(i) hereof), except for (i) liabilities reflected or reserved against Buyer in the most recent financial statements provided to the Seller; (ii) current liabilities incurred in the ordinary course of business and consistent with past practice after the date of the last Buyer balance sheet supplied to Seller which, individually and in the aggregate, do not have and cannot reasonably be expected to have a Material Adverse Effect; and (iii) liabilities exposed in Schedule 5.2(d) hereto.

(e)           Absence of Material Adverse Effect; Conduct of Business.  (a) Since October 15, 2005, except as set forth on Schedule 5.2(e) hereto, Buyer has operated in the ordinary course of business consistent with past practice and there has not been:

(i) any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of Buyer and no factor, event, condition, circumstance or prospective development exists which could reasonably be expected to have a Material Adverse Effect;

(ii) any material loss, damage, destruction or other casualty to the property or other assets of Buyer, whether or not covered by insurance;

(iii) any change in any method of accounting or accounting practice of Buyer; or

(iv) any loss of the employment, services or benefits of any key employee of Buyer.

(b)   Since October 15, 2005, except as set forth in Schedule 5.2(e) (b) hereto, Buyer has not:

(i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(ii) mortgaged, pledged or subjected to any lien any of its property or other assets except in the ordinary course of business, and except for mechanics and materialmen’s liens and liens for taxes not yet due and payable;

(iii) sold or transferred any assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

(iv) defaulted on any material obligation;

(v) entered into any material transaction, except in the ordinary course of business consistent with past practice;

(vi) written down the value of any inventory or written off as uncollectible any accounts receivable or any portion thereof not reflected in the Buyer Financial Statements except in the ordinary course of business;

(vii) granted any increase in the compensation or benefits of employees other than the increases in accordance with past practice not exceeding 10% or entered into any employment or severance agreement or arrangement with any of them;

(viii) incurred any obligation or liability to any employee for the payment of severance benefits of more than $1,000; or

(ix) entered into any agreement or made any commitment to do any of the foregoing.

(f)            Legal Matters.  (i) Except as set forth on Schedule 5.2(f) hereto, Buyer is not subject to any judgment, decree, writ, injunction ruling or order (collectively, “Buyer Judgments”) of any governmental, administrative or judicial authority, domestic or foreign. Schedule 5.2(f) identifies each Buyer Judgment disclosed thereon, each of which is fully covered by an insurance policy and Buyer hereby represents and warrants to Seller that it shall be financially responsible for the full satisfaction of any such Buyer Judgment, including costs of defense and costs of court and attorney fees, to the extent that (i) any such Buyer Judgment, including costs of defense and costs of court including attorney fees, is not covered by insurance; and (ii) to the extent that any such Buyer Judgment, including costs of defense and costs of court and attorney fees, is not fully satisfied by insurance proceeds.

(i)            The business of Buyer is being conducted in compliance with all laws, ordinances, codes, rules, regulations, standards, judgments and other requirements of all governmental, administrative or judicial entities (collectively, “Buyer Legal Requirements”) applicable to either Buyer or any of its businesses or properties, except for where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect. Buyer holds, and is in compliance with, all franchises, licenses, permits, registrations, certificates, consents, approvals or authorizations (collectively, “Buyer Permits”) required by all applicable Buyer Legal Requirements.

(ii)           Buyer owns or holds all Buyer Permits material to the conduct of its business. No event has occurred and is continuing which permits, or after notice or the lapse of time, or both, would permit, any modification or termination of any Buyer Permit.

 (g)          Inventories.  The values at which inventories are carried by Buyer on its balance sheets reflect the normal inventory valuation policies of Buyer.

(h)           Disclosure.  Neither Buyer nor anyone acting with its knowledge and on its behalf has made any material misrepresentation to the Seller relating to Buyer or the Buyer Shares and Buyer has not omitted to state to the Seller any material fact relating to either Buyer or the Buyer Shares which is necessary in order to make the information given by or on behalf of Buyer to the Seller not misleading or which if disclosed would reasonably affect the decision of a person considering the acquisition of the Buyer Shares.

(i)            Taxes.  Buyer and, for any period during all or part of which, the tax liability of any other corporation or entity was determined on a combined or consolidated basis with Buyer any such other corporation or entity, have filed timely all federal, state, local and foreign tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) currently reflecting the Buyer Taxes (as defined below) and all other information required to be reported thereon, and have paid, or made adequate provision for the payment of, all Buyer Taxes which are due pursuant to such returns or are pursuant to any assessments received by Buyer or any such other corporation or entity. As used herein, “Buyer Taxes” shall mean all taxes, fees levies or other assessments, including but not limited to income, excise, property (including property taxes paid by Buyer pursuant to any lease), sales, franchise, withholding, social security and unemployment taxes imposed by the United States, or any state, county, local or foreign government, or any subdivision or agency thereof, or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments. Copies of all tax returns for each fiscal year since the formation of Buyer have been furnished or made available to the Seller or to his representatives and such copies are accurate and complete as of the date thereof. Buyer has also furnished or made available to the Seller or his representatives correct and complete copies of all notices and correspondence sent or received since the formation of Buyer by Buyer to or from any federal, state or local tax authorities. Buyer has adequately reserved for the payment of all Buyer Taxes with respect to periods ended on, prior to or through the date Buyer’s balance sheets for which tax returns have not yet been filed. In the ordinary course, Buyer makes adequate provision on its books for the payment of all Buyer Taxes (including for the current fiscal period) owed by Buyer. Except to the extent reserves therefore are reflected on its balance sheet, Buyer is not liable or will not become liable, for any Buyer Taxes for any period ending on, prior to or through the dates of those balance sheets. Except as disclosed on Schedule 5.2(i), Buyer has not been subject to a federal or state tax audit of any kind and no adjustment has been proposed by the IRS with respect to any return for any subsequent year. With respect to the audits referred to on Schedule 5.2(i) hereto, no such audit has resulted in an adjustment in excess of $25,000. Buyer knows of no basis for an assertion of a deficiency for Buyer Taxes against Buyer.

5.3          Nature and Duration of Warranties and Representations.  Notwithstanding any investigation or examination conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth in this Agreement. All warranties and representations of the parties as described in Section 5.1 and as described in Section 5.2 shall survive the Closing for a period of two (2) years, except for warranties and representations regarding Taxes, which shall survive the Closing for a period of seven (7) years.

6.                                      TERMINATION

6.1          Termination Events.  The transactions contemplated herein may be terminated and/or abandoned prior to the Closing:

(a)           by the mutual consent of Buyer and Seller;

(b)           by Buyer, if any of the conditions provided in Section 4.2 of this Agreement shall not have been met or waived in writing by Buyer by the Closing date; or

(c)           by Seller, if any of the conditions provided for in Section 4.3 of this Agreement shall not have been met or waived in writing by Seller by the Closing date.

6.2          Procedure Upon Non-Default Termination.  In the event of termination and/or abandonment by Buyer or by Seller, or both, pursuant to Section 6.1 hereof, written notice thereof shall be given to the other party, and the transactions contemplated by this Agreement shall be terminated without further action by Buyer or by Seller.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)           each party, upon request by the other party, shall redeliver all documents, work papers and other material, including all copies thereof, provided by the other party, to the party furnishing the same; and

(b)           no party hereto shall have any liability or further obligation to any other party to this Agreement.

7.                                      DEFAULT AND REMEDIES

7.1          Default and Remedies.  In the event of any breach of this Agreement by any party hereto, or if the Closing fails to timely occur due to the wrongful action or failure to act of either party hereto, then that party shall be deemed to be in default of this Agreement, and the non-defaulting or non-breaching party may avail itself of the following remedies.

7.2          Seller’s Remedies.  If Buyer fails to perform when due any act required by this Agreement, or otherwise breaches this Agreement, Seller’s sole and exclusive remedy will be to cancel this Agreement, such cancellation to be effective immediately upon Seller giving written notice of cancellation to Buyer.

7.3          Buyer’s Remedies.  If Seller fails to perform when due any act required by this Agreement to be performed, or otherwise breaches this Agreement, then, Buyer, at its sole option may elect to (a)  cancel this Agreement, such cancellation to be effective immediately upon Buyer giving written notice of cancellation to Seller; or (b) have specific performance of this Agreement.

8.                                      INDEMNIFICATION

8.1          Survival of Representations and Warranties.  The representations and warranties made by the parties hereunder shall survive the making of this Agreement and the Closing hereunder for a period of two (2) years except for warranties and representations regarding Taxes, which shall survive the Closing for a period of seven (7) years.

8.2          Indemnification by Seller.  Seller shall indemnify, defend and hold Buyer and each of Buyer’s officers, directors, shareholders (and the respective spouses of each) harmless, from and against, and shall reimburse Buyer (or, as the case may be, each of Buyer’s officers, directors, shareholders and the respective spouses of each) on demand for any liabilities, payments, losses, suits, claims, costs, or expenses (including attorney’s fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses) made against or incurred by or asserted against Buyer (and/or each of Buyer’s officers, directors, shareholders and the respective spouses of each) at any time on or after the Closing in respect of (a) any breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement or any certificate or other instrument furnished pursuant to this Agreement, (b) the failure of Seller to convey to Buyer good and marketable title to the Stock, free and clear of all liens and encumbrances except as expressly assumed by Buyer under this Agreement, or (c) any liabilities of any nature including, but not by way of limitation, any tax obligations of Wing Sail, which are a charge against Wing Sail, not expressly assumed by Buyer under this Agreement, or (d) the operation of the Wing Sail’s businesses by Seller prior to the Closing Date.

8.3          Indemnification by Buyer.  Buyer shall indemnify, defend and hold Seller and each of Seller’s officers, directors, shareholders (and the respective spouses of each) harmless, from and against, and shall reimburse Seller (or, as the case may be, each of Seller’s officers, directors, shareholders and the respective spouses of each) on demand for any liabilities, payments, losses, suits, claims, costs, or expenses (including attorney’s fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses) made against or incurred by or asserted against Seller (and/or each of Seller’s officers, directors, shareholders and the respective spouses of each) at any time on or after the Closing in respect of (a) any breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement or any certificate or other instrument furnished pursuant to this Agreement, (b) the failure of Buyer to convey to Seller good and marketable title to the Buyer Shares, free and clear of all liens and encumbrances except as expressly assumed by Seller under this Agreement, or (c) the operation of the Wing Sail’s businesses by Buyer after the Closing Date.

8.4          Claims Subject to Indemnification.  Each party shall promptly notify the other of any claim for which indemnification may be sought under this Agreement, shall give the indemnifying party the opportunity to defend the claim with counsel of its choice, subject to the reasonable approval of the party against whom the claim is being brought, at its sole cost and expense, and shall not settle or compromise such claim without the prior written consent of the prospective indemnitor, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in the event the subject matter underlying such claim is reasonably determined by the indemnitee to be or potentially be precedent setting, or may adversely effect the indemnitee’s future operations, indemnitee may, in its sole judgment, withhold its consent to indemnitor defending the claim with its own counsel, or settling the claim, and upon written notice to indemnitor, indemnitee shall proceed with its defense of the claim.  Indemnitor’s liability when indemnitee is defending the claim shall not exceed that which indemnitor would have incurred had indemnitor provided the claim defense.

9.                                      GENERAL PROVISIONS

9.1          Further Assurances.  Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated pursuant to this Agreement.

9.2          Waiver.  Any waiver of any term or condition of this Agreement shall not operate as a waiver of any prior or subsequent breach of such term or condition other than the breach specifically intended to be waived, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Prior to this Agreement being terminated as a result of the failure of a contingency or condition to be met, the party in whose favor such failed condition or contingency exists shall have the sole and exclusive right, by written notice to the other, to waive any such condition or contingency, and if waived, said condition or contingency shall be deemed satisfied.

9.3          Notices.  Any notices required or capable of being rendered under the provisions of this Agreement shall be in writing and (a) hand delivered, (b) sent by United States Postal Service certified mail, postage prepaid, (c) sent by a recognized national overnight delivery service, or local same day delivery or courier service, addressed as shown on page 1 of this Agreement, or (d) sent by facsimile machine.  Any notice sent by United States Postal Service certified mail shall be deemed to be effective the earlier of the actual delivery or three (3) Business Days after deposit in a post office operated by the United States Postal Service.  Any notice sent by a recognized national overnight delivery service shall be deemed effective one (1) Business Day after deposit with such service.  Any notice personally delivered or delivered through a same-day delivery/courier service shall be deemed effective upon its receipt or refusal to accept receipt by the addressee.  Any notice sent by facsimile machine shall be deemed effective upon confirmation of the successful transmission by the sender’s facsimile machine.  Notices shall be addressed to the parties in accordance with the information provided on page 1 of this Agreement or to such other addresses as may be designated in writing from time to time pursuant hereto.

9.4          Time is of the Essence.  Time is of the essence with respect to all matters in this Agreement.  Except as expressly provided for in this Agreement, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 12:00 o’clock midnight (central standard time) on the last day of the applicable time period provided for in this Agreement.  If the time for the performance of any obligation or taking any action under this Agreement expires on a Saturday, Sunday or legal holiday, the time for performance or taking such action will be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

9.5          Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

9.6          No Third Party Beneficiaries.  Nothing in this Agreement or the attachments attached hereto, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third person to any party to this Agreement.

9.7          Texas Law and Jurisdiction.  This Agreement shall be construed pursuant to the laws of the State of Texas.  The parties hereby consent to the exclusive personal jurisdiction of the courts in and for the State of Texas in the event of litigation pertaining hereto, with venue to lie in Dallas County.

9.8          Attorneys’ Fees.  If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to attorneys’ fees, costs and disbursements from the non-prevailing party, in addition to any other relief to which the prevailing party may be entitled pursuant to the court’s ruling.

9.9          Counterparts and Facsimile Execution.  This Agreement may be executed in any number of counterparts, and by facsimile signature, each of which will be an original but all of which will constitute one and the same instrument.

9.10        Severability.  If any provision or provisions of this Agreement shall be held to be wholly or partially invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.11        Headings.  The headings of the several Sections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

9.12        Other Offers.  From and after the mutual execution of this Agreement, and until its closure or termination as herein provided, Seller shall not entertain any offers from any third party with respect to the sale (outside the ordinary course of business) of the assets or the stock of Wing Sail.

9.13        Right of Nomination/Assignment.  Buyer is granted the right to nominate and/or assign, as its successor in interest under this Agreement, any corporation, partnership, trust, or limited liability company owned or controlled by Buyer, or under common ownership or control with another entity owned or controlled by Buyer, for the purpose of consummating the transactions contemplated herein.  In the event of a permitted assignment, all documents to be executed by Buyer at Closing may be executed by Buyer’s nominee hereunder, and thereupon Buyer shall have no further liability hereunder or with respect to such documents and the assignee shall thereafter be bound by all of the terms and conditions of this agreement without reservation as fully as Buyer is so bound as of the date of the full execution of this agreement and as of the Closing.  The words “nominee” and “assignee” are used interchangeably in this Agreement.

9.14        No Brokers.  There are no broker fees or finder’s fees due to any person or entity as a result of the consummation of the transactions contemplated herein. Buyer represents and warrants that Buyer has not dealt with any sales agents, finders, brokers or other consultants in connection with this transaction and has no financial obligation to any such sales agents, finders, brokers or other consultants in connection with this transaction.  Seller represents and warrants that Seller has not dealt with any sales agents, finders, brokers or other consultants in connection with this transaction.  If any person asserts a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker, or the performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming will indemnify, defend and hold the other party and the other party’s affiliates harmless for, from, and against any claims related thereto.  This indemnity will survive the Closing or the cancellation of this Agreement.

9.15        Confidential Information.  Prior to the Closing Date and thereafter if the Closing fails to occur, Buyer and its representatives and Seller and his representatives will hold in strict confidence the existence of this Agreement, all data and information obtained regarding the other, their assets, the operations, and financial status obtained in connection with this transaction and the terms of this Agreement.  Except as may be required by law or any governmental authority, or to obtain any consents or approvals required by this Agreement, or to their respective attorneys, accountants, lenders, insurers, utility providers and consultants, Seller and Buyer will not, without the prior written consent of the other party, make any disclosure to third persons or parties of the existence of this Agreement, the parties to this Agreement, the terms of this Agreement or any other matter related to the transactions contemplated by this Agreement.  Buyer and Seller will use their best efforts to avoid such publicity in any newspaper or magazine, or on any radio or television station, or through any other medium of publication.

9.16        Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement.  All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged in this Agreement.  No supplement, modification or amendment of this Agreement will be binding unless in writing and executed by Buyer and Seller.

9.17        Acceptance.  This Agreement will be of no force and effect unless the Parties hereto have executed and delivered it to one another on or before                          , 2005.

WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

Earth Biofuels, Inc.

By:

The Wing Sail Company

By: